                            SCHEDULE 14C INFORMATION
        INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                                (Amendment No. )

Check the appropriate box:
[_]  Preliminary Information Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[X]  Definitive Information Statement

                           Allmerica Investment Trust
                (Name of Registrant as Specified In Its Charter)



Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4) Proposed maximum aggregate value of transaction:

     5) Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

     2) Form, Schedule or Registration Statement No.:

     3) Filing Party:

     4) Date Filed:

                          ALLMERICA INVESTMENT TRUST:
                               CORE EQUITY FUND
                              440 LINCOLN STREET
                              WORCESTER, MA 01653

                             INFORMATION STATEMENT


   On April 15, 2002, the Board of Trustees of Allmerica Investment Trust (the "Trust") approved (1) separate Sub-Adviser Agreements (the "New Sub-Adviser Agreements") for the Core Equity Fund (the "Fund") of the Trust between Allmerica Financial Investment Management Services, Inc. ("AFIMS" or "Manager"), the Trust's investment manager, and each of UBS Global Asset Management (Americas) Inc. ("UBS Global Am") and Goldman Sachs Asset Management ("GSAM"), a business unit of the Investment Management Division ("IMD") of Goldman, Sachs & Co. ("GS&Co."), respectively, the Fund's Sub-Advisers, which will become effective on May 1, 2002, and (2) new principal investment strategies for the Fund. The New Sub-Adviser Agreements are the same in all substantive respects to the previous Sub-Adviser Agreement (the "Previous Sub-Adviser Agreement"), dated April 16, 1998, in effect between AFIMS and Morgan Stanley Investments LP (formerly Miller, Anderson & Sherrerd, LLP) ("Morgan Stanley"), except that the sub-advisory fees which AFIMS will pay UBS Global AM and GSAM differ from the sub-advisory fee structure in the Previous Sub-Adviser Agreement and the effective date and termination dates are different. There will be no change in advisory fees paid by the Fund to AFIMS. AFIMS will pay UBS Global AM's and GSAM's sub-adviser fees.


   AFIMS manages the business affairs of the Fund pursuant to a Management Agreement (the "Management Agreement") dated April 16, 1998 between the Trust and AFIMS. The Management Agreement provides that, subject to the requirements of the Investment Company Act of 1940 (the "1940 Act") and the rules and regulations thereunder, AFIMS at its expense may select and contract with a Sub-Adviser or Sub-Advisers to manage the investments of one or more of the Funds in the Trust. AFIMS has selected UBS Global AM and GSAM to manage the investments of the Fund and such selection was approved by the Board of Trustees of the Trust at the April 15, 2002 meeting. UBS Global AM and GSAM initially each will manage approximately one-half of the Fund assets. Thereafter, AFIMS will allocate the Fund's assets between the two Sub-Advisers on a basis determined to be in the best interests of Shareholders (the "Sub-Adviser's Portion").

   Under an order received from the Securities and Exchange Commission, the Trust and AFIMS are permitted to enter into and amend sub-advisory agreements without receiving shareholder approval. The Trustees of the Trust must approve such sub-advisory agreements, and the Fund must provide specified information to

Shareholders within 90 days of the hiring of any new sub-adviser or the retention of a sub-adviser whose ownership has changed significantly. This Information Statement is being supplied to Shareholders to fulfill such information requirement and is being mailed on or about April 26, 2002.


   NO SHAREHOLDER VOTE WILL BE TAKEN WITH RESPECT TO THE MATTER DESCRIBED IN THIS INFORMATION STATEMENT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.


   Background. Prior to the appointment of UBS Global AM and GSAM as Sub-Advisers of the Fund, Morgan Stanley served as Sub-Adviser of the Fund. The decision to change Sub-Advisers was based primarily on Morgan Stanley's performance on behalf of the Fund and certain changes in personnel assigned by Morgan Stanley to the Fund. Under investment performance criteria and other standards established by AFIMS and CRA RogersCasey, Inc. ("CRA RogersCasey"), a consultant retained by AFIMS, each Sub-Adviser of the Trust is continuously monitored against relevant market indices and peer groups. Because Morgan Stanley did not meet expectations for performance and due to changes in personnel, AFIMS and CRA RogersCasey recommended that the Trustees terminate the Previous Sub-Adviser Agreement and appoint UBS Global AM and GSAM as the new Sub-Advisers to the Fund.



   In addition, the Trustees determined, based on the recommendation of AFIMS and CRA RogersCasey, that the Fund's assets could be managed more effectively by two Sub-Advisers and that it would be appropriate to change the strategy of the Fund from one that focuses primarily on well-established or developing companies, both large and small, with substantially all of its assets in equity-type securities, to one which also emphasizes well-established large companies and large companies whose share prices are believed to be lower than their intrinsic values with UBS Global AM having a more value-oriented approach and GSAM having a more growth-oriented approach.



   In the course of the selection process, AFIMS and CRA RogersCasey reviewed performance and background criteria, as well as written proposals and in-person presentations by a number of investment advisory firms. In evaluating the proposals, they considered, among other things, the nature and quality of the services to be provided by each sub-adviser candidate, comparative data as to each sub-adviser's investment performance, the experience and financial condition of the sub-adviser and its affiliates, the level of sub-advisory fees to be paid compared to industry averages, the sub-adviser's commitment to mutual fund advisory activities and the quality of the sub-adviser's proposal generally. As a part of the review process, AFIMS and CRA RogersCasey met with the Investment

Operations Committee/1/ ("Committee") of the Board of Trustees and discussed with the Committee the proposed selection of UBS Global AM and GSAM as the new Sub-Advisers for the Fund. The Committee recommended to the full Board of Trustees approval of UBS Global Am and GSAM as the new Sub-Advisers of the Fund. Upon completion of the review process the Trustees voted unanimously, with the "non-interested" Trustees voting separately after conferring with their independent counsel, to terminate the Previous Sub-Adviser Agreement as of the close of business on April 30, 2002, to appoint UBS Global AM and GSAM as the new Sub-Advisers to the Fund effective May 1, 2002 and to approve the New Sub-Adviser Agreements. In evaluating the proposal, the Trustees considered generally the same factors considered by AFIMS and CRA RogersCasey. The decision by the Trustees to change Sub-Advisers was based primarily on Morgan Stanley's investment performance on behalf of the Fund and on changes in certain personnel assigned to the account by Morgan Stanley. At the April 15, 2002 meeting, the Trustees were provided with financial and other information about UBS Global AM and GSAM. At the meeting they were also provided with performance information relating to UBS Global AM and GSAM and information about their investment styles and current personnel. The Trustees considered the terms of the New Sub-Adviser Agreements and the fact that they were substantially the same as the Previous Sub-Adviser Agreement. The Trustees considered the fact that there would be no change in the advisory fees paid by the Fund to AFIMS. The Trustees concluded that entering into the New Sub-Adviser Agreements was in the best interests of the Fund and its Shareholders.


 INFORMATION REGARDING UBS GLOBAL ASSET MANAGEMENT (AMERICAS) INC. AND GOLDMAN
     SACHS ASSET MANAGEMENT, A BUSINESS UNIT OF THE INVESTMENT MANAGEMENT
                       DIVISION OF GOLDMAN, SACHS & CO.

   UBS Global AM first began managing institutional assets through its predecessor entities, Brinson Partners, Inc. and First Chicago Investment Advisors in 1974 and is located at 209 South LaSalle Street, Chicago, IL 60604. Swiss Bank Corporation ("SBC") acquired the firm in 1995. In 1998, SBC merged with Union Bank of Switzerland to form UBS AG. UBS Global AM is a member of the UBS Global Asset Management business group (the "Group") of UBS AG. As of December 31, 2001, UBS Global AM had approximately $40 billion in assets under management and the Group had approximately $400 billion in assets under management.
--------

/1/ The Investment Operations Committee is composed of three Trustees who are "non-interested" persons of the Trust, AFIMS or the Sub-Advisers or their affiliates, two Trustees who are "interested" persons and one non-Trustee participant. The Committee monitors investment adviser performance and analyzes fund data.

   GS&Co. was originally founded in 1869. GSAM has been a registered investment adviser under the Investment Advisers Act of 1940 since 1981. GSAM has been providing discretionary investment advisory services since 1989 to institutional investors such as pension funds, endowments, foundations, financial institutions, corporation and governments. As of December 31, 2001 GSAM, along with other units of IMD, had approximately $329.6 billion in assets under management.


   Except as otherwise specified herein, all information about UBS Global AM and GSAM in this Information Statement has been provided by UBS Global AM and GSAM, respectively.

   Parent Companies of UBS Global Asset Management (Americas) Inc. and Goldman Sachs Asset Management, a business unit of the Investment Management Division of Goldman, Sachs & Co.


   The tables below list the names, addresses and ownership percentages of all parent companies of UBS Global Am and GSAM.



                UBS Global AM
                    Name                                   Address
                -------------                              -------
UBS AG....................................... Aeschenvorstadt 1, 4002 Basel,
(a publicly traded company).................. Switzerland and Bahnhofstrasse 45,
                                              8001 Zurich, Switzerland

UBS Americas Inc............................. 677 Washington Blvd.,
(100% owned by UBS AG)....................... Stamford, CT, 06901

UBS Inc...................................... 299 Park Avenue,
(100% owned by UBS Americas Inc.)............ NY, NY 10171

UBS (USA) Inc................................ 677 Washington Blvd.,
(95% owned by UBS Americas Inc. and           Stamford, CT 06901
5% owned by UBS Inc.)........................

UBS Global Asset Management (Americas) Inc... 209 S. LaSalle Street,
(100% owned by UBS (USA) Inc.)............... Chicago, IL 60604

                    GSAM
                    Name                                   Address
                    ----                                   -------
The Goldman Sachs Group, Inc................. 85 Broad Street,
(a publicly traded company).................. New York, NY 10004

Goldman, Sachs & Co.......................... 85 Broad Street,
(100% owned by The Goldman Sachs Group, Inc.) New York, NY 10004

Investment Management Division............... 32 Old Slip,
(100% owned by Goldman, Sachs & Co.)......... New York, NY 10005

Goldman Sachs Asset Management............... 32 Old Slip,
(100% owned by Goldman, Sachs & Co.)......... New York, NY 10005

Principal Executive Officers and Directors of UBS Global Asset Management (Americas) Inc. and Goldman Sachs Asset Management, a business unit of the Investment Management Division of Goldman, Sachs & Co.

   The tables below list the individuals who serve as principal executive officers and directors of UBS Global AM and GSAM. The address for the UBS Global AM personnel is 209 South LaSalle Street, Chicago, IL 60604. The addresses for GSAM personnel are listed by footnote following the table which includes their information. None serves as an officer or Trustee of the Trust.

               UBS Global AM Name                         Principal Occupation
               ------------------                         --------------------
Benjamin F. Lenhardt, Jr......................... Chairman and Chief Executive Officer
Jeffrey J. Diermeier............................. Chief Investment Officer
Brian M. Storms*................................. President and Chief Operating Officer
Nicholas C. Rassas............................... Vice President
Deborah D. Boedicker............................. Vice President
Robert P. Wolfangel*............................. Treasurer
Mark F. Kemper................................... Secretary

--------
* These individuals divide their time between 209 South LaSalle Street and 51 West 52nd Street, New York, NY 10019


                    GSAM Name                               Principal Occupation
                    ---------                               --------------------
Henry M. Paulson, Jr. (1)........................ Chairman and Chief Executive Officer
Robert J. Hurst (1).............................. Vice Chairman
John A. Thain (1) (3)............................ President and Co-Chief Operating Officer
John L. Thornton (3)............................. President and Co-Chief Operating Officer
Lloyd C. Blankfein (1)........................... Managing Director
Richard A. Friedman (1).......................... Managing Director
Steven M. Heller (1)............................. Managing Director
Robert S. Kaplan (1)............................. Managing Director
Philip D. Murphy (2)............................. Managing Director
Daniel M. Neidich (1)............................ Managing Director
Robert K. Steel (2).............................. Managing Director
David A. Viniar (5).............................. Managing Director
Patrick J. Ward (3).............................. Managing Director
Peter A. Weinberg (3)............................ Managing Director
Gregory K. Palm (1).............................. Counsel and Managing Director
John Winkelried (3).............................. Managing Director
Gary D. Cohn (1)................................. Managing Director
J. Michael Evans (6)............................. Managing Director
Scott B. Kapnick (3)............................. Managing Director
Kevin W. Kennedy (1)............................. Managing Director
Peter S. Kraus (6)............................... Managing Director
Andrew J. Melnick (6)............................ Managing Director
Eric M. Mindich (6).............................. Managing Director
Steven T. Mnuchin (1)............................ Managing Director
Thomas K. Montag (1)............................. Managing Director

                    GSAM Name                         Principal Occupation
                    ---------                         --------------------
Suzanne Nora Johnson (6)......................... Managing Director
Eric Schwartz (6)................................ Managing Director
Esta Stecher (6)................................. Counsel and Managing Director

--------
(1) 85 Broad Street, New York, NY 10004
(2) 32 Old Slip, New York, NY 10005
(3) Peterborough Court, 133 Fleet Street, London EC4A 2BB, England
(4) ARK More Building, 12-32 Akasaka I-Chrome Minato-Ky, Tokyo 107-6019, Japan
(5) 10 Hanover Square, New York, NY 10005
(6) One New York Plaza, New York, NY 10004


   No arrangements or understandings made in connection with the New Sub-Adviser Agreements exist between AFIMS, UBS Global Am and GSAM with respect to the composition of the Boards of Directors of UBS Global Am and GSAM or the Board of Trustees of the Trust or with respect to the selection or appointment of any person to any office with any of them.


Other Funds Managed by UBS Global Asset Management (Americas) Inc. and Goldman Sachs Asset Management, a business unit of the Investment Management Division of Goldman, Sachs & Co.

   UBS Global AM and GSAM serve as investment adviser or sub-adviser to other investment company funds similar to the Core Equity Fund. Information about these funds appears in the following table.


UBS Global AM


                                                                           Fees
                                                                        (as annual
                                                         Assets as of   percentage
      Fund Group                     Fund                  12/31/01   of net assets)
      ----------                     ----                ------------ --------------
UBS Relationship Funds UBS U.S. Equity Relationship Fund $ 50,532,687       *
UBS Relationship Funds UBS U.S. Large Cap Equity         $ 13,947,902       *
                       Relationship Fund
UBS Relationship Funds UBS U.S. Value Equity             $122,909,592       *
                       Relationship Fund
UBS Funds............. U.S. Equity Fund                  $120,600,553     0.70%
UBS Funds............. U.S. Value Equity Fund            $  3,757,103     0.70%
UBS Funds............. U.S. Large Cap Equity Fund        $  3,153,177     0.70%
UBS Funds............. U.S. Large Cap Growth Fund        $  5,645,479     0.70%


GSAM

                                                                          Fees
                                                                       (as annual
                                                        Assets as of   percentage
                               Fund                       12/31/01   of net assets)
                               ----                     ------------ --------------
Goldman Sachs Strategic Growth Fund....................    $231.4        1.00%

--------
* Fees are billed directly to investors. The funds do not pay any Advisory Fees to UBS Global AM.

Description of the Previous Sub-Adviser Agreement and the New Sub-Adviser Agreements

   The Fund began operations on April 29, 1985. The Previous Sub-Adviser Agreement was last submitted and approved by the Shareholders of the Fund at a Special Meeting on October 18, 1995 for the purpose of approving an amended fee schedule. The Previous Sub-Adviser Agreement was last approved by the Trustees, including the Trustees who are "non-interested," at a meeting of the Board of Trustees on May 14, 2001. Except for different effective and termination dates and the sub-advisory fee schedule, the terms of the New Sub-Adviser Agreements are similar in all material respects to the terms of the Previous Sub-Adviser Agreement.

   For its services provided under the Previous Sub-Adviser Agreement, Morgan Stanley was paid by AFIMS a fee computed daily and paid quarterly at an annual rate based on the average daily net assets of the Fund and another account of an affiliate of the Manager which was managed by Morgan Stanley, as set forth below:

           Net Assets                              Fee
           ----------                             ------
           First $50 Million ....................  0.50%
           Next $50 Million ..................... 0.375%
           Next $400 Million ....................  0.25%
           Next $350 Million ....................  0.20%
           Over $850 Million ....................  0.15%


   During the fiscal year ended December 31, 2001, AFIMS paid Morgan Stanley $1,806,163 for its sub-advisory services pursuant to the Previous Sub-Adviser Agreement. If the new sub-adviser fees had been in effect during the last fiscal year, UBS Global AM and GSAM would have received $1,035,097 and $1,077,530 respectively, representing a total increase of $306,464 or 16.97% from the fees paid to Morgan Stanley. Based on the Fund's net assets at March 31, 2002 of approximately $640,570,512, the annual sub-adviser fees paid by AFIMS would have increased from $1,657,521 to $1,873,583, an increase of $216,062 or 13.04%.


   The Manager pays UBS Global AM a fee computed daily and paid quarterly at an annual rate of 0.75% based on the average daily net assets of the Fund (including another account of an affiliate of the Manager which is managed by UBS Global AM) that UBS Global AM manages up to $10 million, 0.60% on the next $15 million, 0.45% on the next $25 million, 0.35% on the next $50 million, 0.25% on the next $200 million, 0.20% on the next $300 million, 0.17% on the next $250 million and 0.15% on assets over $850 million. The Manager pays GSAM a fee computed daily and paid quarterly at an annual rate of 0.30% based on the average daily net assets of the Fund (including another account of an affiliate of the Manager which is managed by GSAM) that GSAM manages up to $300 million and 0.25% on assets over $300 million.


   In managing the Fund's portfolio, Morgan Stanley invested primarily in well-established, predominately large companies with substantially all of its assets in equity-type securities, whereas under the Fund's new strategy the Fund will invest in large companies with UBS Global Am taking a more value-oriented approach and GSAM taking a more growth-oriented approach. The Trustees believe that the new Sub-Adviser fee rates should provide an effective means of compensating UBS Global Am and GSAM for their advisory services.



   The New Sub-Adviser Agreements provide that UBS Global AM and GSAM, as Sub-Advisers, in return for their fees, will manage the investment and reinvestment of the Sub-Adviser's Portion of the assets of the Fund subject to the control and supervision of the Board of Trustees and in accordance with the investment objective and policies of the Fund set forth in the Trust's current registration statement and any other policies established by the Board of Trustees or AFIMS. In this regard, it is the responsibility of UBS Global AM and GSAM to make investment decisions and to place purchase and sale orders for investment securities for their respective Sub-Adviser's Portion of the Fund. The New Sub-Adviser Agreements state that UBS Global AM and GSAM will provide at their expense all necessary investment, management and administrative facilities needed to carry out their duties under the New Sub-Adviser Agreements, but excluding brokerage expenses and pricing and bookkeeping services.


   The New Sub-Adviser Agreements will remain in full force and effect through May 30, 2003 and shall continue in full force and effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved annually by the Board of Trustees, or by vote of the holders of a majority of the Fund's outstanding voting securities, and by the vote of a majority of the Trustees who are not "interested persons" of the Trust, AFIMS, the Sub-Advisers, or any other Sub-Adviser to the Trust. The New Sub-Adviser Agreements may be terminated at any time, without payment of any penalty, by AFIMS, subject to the approval of the Trustees, by vote of the Trustees, by vote of a majority of the outstanding voting securities of the Fund, or by UBS Global AM or GSAM, as applicable, in each case on 60 days' written notice. As required by the 1940 Act, each New Sub-Adviser Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment. They also will terminate in the event that the Management Agreement between the Trust and AFIMS shall have terminated for any reason.

   The New Sub-Adviser Agreements provide that, in the absence of (i) willful misfeasance, bad faith or gross negligence on the part of UBS Global AM and GSAM, or (ii) reckless disregard by UBS Global AM or GSAM of their obligations and duties under the respective New Sub-Adviser Agreement, they shall not be liable to the Trust, AFIMS or to any shareholder or creditor of the Trust, for any matter in connection with the performance of any of their services under the respective New Sub-Adviser Agreements or for any good faith purchase or sale of any investment made by them for the Trust.


   In addition to approving the New Sub-Adviser Agreements, the Trustees also approved new principal investment strategies for the Fund that reflect UBS Global AM's and GSAM's investment management styles. The previous principal investment strategies are stated in the Fund's current prospectus dated May 1, 2001. The new strategies, which will become effective May 1, 2002, will be included in the Prospectus dated May 1, 2002 and are set forth below.



   Principal Investment Strategies. To pursue the Fund's investment objective, which immediately precedes the principal investment strategies under the heading "Core Equity Fund" in the Trust's prospectus, the Fund will take a multi-manager approach whereby two Sub-Advisers will independently manage their own portion of the Fund's assets. UBS Global Asset Management (Americas) Inc. takes a more value-oriented approach to investing whereby it looks for common stocks of large companies that it believes are selling at prices that the Sub-Adviser believes to be lower than their intrinsic values. Goldman Sachs Asset Management takes a more growth-oriented approach to investing whereby it generally will target well-established large companies strategically positioned for consistent long-term growth. Both Sub-Advisers will use a fundamental bottom-up approach to selecting stocks for the Fund.



   The Sub-Advisers will initially each manage approximately one-half of the Fund assets. At any point, however, the Manager may change the allocation of the Fund's assets between the two Sub-Advisers on a basis determined by the Manager to be in the best interest of shareholders. This means that the portion of assets managed by one Sub-Adviser could be significantly larger than that managed by the other and that the difference in such proportions could change from time to time.



   The Fund normally will invest substantially all of its assets in equity-type securities, including common stocks, warrants, preferred stocks and debt securities convertible into common stock and eligible real estate securities, including REIT's. Under normal circumstances, the Fund will invest at least 80% of its net assets (plus any borrowings for investment purposes) in these securities. The Fund may invest up to 25% of its assets in foreign securities (not including its investments in ADRs). In addition, the Fund may invest up to 10% of its total assets (excluding securities lending collateral) in lower rated bonds, commonly known as "junk bonds," as further discussed in "Description of Principal Investment Risks."

                               OTHER INFORMATION

   The shares of the Fund may be purchased only by separate accounts ("Separate Accounts") established by First Allmerica Financial Life Insurance Company ("First Allmerica") or Allmerica Financial Life Insurance and Annuity Company ("Allmerica Financial Life") for the purpose of funding variable annuity contracts and variable life insurance policies issued by First Allmerica or Allmerica Financial Life and by qualified pension and retirement plans. Both First Allmerica and Allmerica Financial Life are wholly-owned subsidiaries of Allmerica Financial Corporation ("AFC"), a publicly-traded Delaware holding company for a group of affiliated companies, the largest of which is First Allmerica, a life insurance company organized in Massachusetts in 1844. On December 31, 2001, the Trustees and officers of the Trust, as a group, beneficially owned less than 1% of the outstanding shares of the Fund.

Annual Report

   The Trust will furnish, without charge, a copy of the most recent Annual Report to the Shareholders of the Fund. Requests should be directed to the Trust at 440 Lincoln Street, Worcester, Massachusetts 01653 or by calling 1-800-828-0540.

Broker Commissions

   During the fiscal year ended December 31, 2001, no commissions were paid to brokers affiliated with the Sub-Adviser of the Fund.

Distributor, Administrator

   Allmerica Investments, Inc. ("AII"), a wholly-owned subsidiary of AFC, serves as the Distributor for the Trust. AII, AFIMS and AFC are located at 440 Lincoln Street, Worcester, MA 01653. Investors Bank & Trust Company, 200 Clarendon Street, Boston, MA 02116, serves as the Trust's administrator, fund accountant and custodian.


April 26, 2002

                                                                 April 26, 2002


Dear Contract/Policy Owner:


   UBS Global Asset Management (Americas) Inc. ("UBS Global AM") and Goldman Sachs Asset Management ("GSAM"), a business unit of the Investment Management Division ("IMD") of Goldman, Sachs & Co., have been hired effective May 1, 2002 to replace Morgan Stanley Investments L.P. (formerly Miller, Andersen & Sherrerd, LLP), as the new Sub-Advisers of the Core Equity Fund (the "Fund") of Allmerica Investment Trust (the "Trust"). UBS Global AM and affiliates, with approximately $400 billion in assets under management as of December 31, 2001, have been managing money since 1974. GSAM and affiliates of IMD had $329.6 billion in assets under management as of December 31, 2001, and have been managing money since 1869. Initially each new Sub-Adviser will manage approximately one-half of the Fund's assets. The investment advisory fees charged by the Trust's investment manager, Allmerica Financial Investment Management Services, Inc., to the Fund remain the same.



   Please take a few minutes to read the enclosed Information Statement. It contains additional information about UBS Global AM and GSAM, the terms of the new Sub-Adviser Agreements, the factors that were considered by management and the Board of Trustees in making the decision to change Sub-Advisers and a description of the Fund's new investment strategies.


   This action will not require you to send a proxy and we are not asking you for a proxy. As always, please feel free to contact your financial representative or us with any questions or comments you may have.

                                          Sincerely,

                                          /s/ Richard M. Reilly

                                          Richard M. Reilly
                                          President

Enclosure